Exhibit 10.2

April 13, 2026

Lisa Chang

Dear Lisa,

We thank you very much for all your contributions to the Coca-Cola system. This letter outlines the terms of your separation. All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of The Coca-Cola Company (the “Company”).

1.As we discussed, you will step down from your current role as Executive Vice President and Global Chief People Officer effective April 30, 2026. Beginning May 1, 2026, you will continue with the Company as a senior advisor through December 31, 2026.  In this role, you will continue to work your normal schedule and assist with the transition of your responsibilities and related work as necessary and will separate from the Company on December 31, 2026 (“Separation Date”).

2.If you sign the release referenced below, you will be eligible for a benefit under The Coca-Cola Company Severance Pay Plan equivalent to two years of base salary, based on your current annual salary.  This amount will be paid in a lump sum shortly after your Separation Date.  This amount is subject to all applicable tax and withholdings.

3.You will be eligible for an annual incentive award for 2026. The actual payment amount will be paid based on target business performance. Any award will be paid on or about March 15, 2027. Your participation and any award made to you shall be determined by the Talent and Compensation Committee.

4.All performance share unit (PSU) awards which you previously have received will be treated according to the terms of the Company’s applicable restricted stock plans and programs as well as your related PSU Agreements. Upon receipt of any award, the Company will apply withholding tax as required by law and you will be personally liable for paying any taxes owed.

5.All options you previously have received will be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements. When you exercise your vested stock options, the Company will apply withholding tax as required by law and you will be personally liable for paying any taxes owed on such exercises.

6.You will not receive any additional equity grants.

7.Your retirement benefits will consist of those benefits you have accrued under the standard terms and conditions of the plans in which you participate and in which benefits are vested as of your Separation Date.

8.The Company will provide at its expense outplacement services through a designated services provider.

Lisa Chang
April 13, 2026

9.The terms and conditions in this letter are further conditioned upon your signing and adhering to the Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality. Additionally, you must sign and return this letter within 21 days of the date of this letter. A copy of the release is provided to you in advance for review; however, you will be required to sign the release at or immediately prior to your Separation Date.

Please contact the Advanced Care team should you have any additional questions regarding the terms of this letter or the terms of any of the benefit plans.

Sincerely,

/s/ Henrique Braun

Henrique Braun
Chief Executive Officer

Agreed to and accepted on     April 20, 2026        .

/s/ Lisa Chang
Lisa Chang

cc:    Margie Lewis
Advanced Care / Executive Services